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                                                                   Exhibit 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Wells Fargo & Company:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the "Registration Statement") of Wells Fargo & Company (the "Company"), relating to the registration of $3,000,000,000 of Floating Rate Convertible Senior Debentures due 2033 and 63,224,400 shares of common stock, par value $1-2/3 per share, of our report dated February 25, 2003, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the Company's December 31, 2002 Annual Report on Form 10-K, and to the reference to our firm under the heading "Experts" in the prospectus included in the Registration Statement. Our report refers to a change in the method of accounting for goodwill in 2002.


/s/ KPMG LLP

San Francisco, California
June 6, 2003